PRESS RELEASE
June 5, 2015
On Assignment Closes Acquisition of Creative Circle
On Assignment to Meet Growing Demand for Professionals with Digital/Creative and IT Skills
Transaction Is Immediately Accretive to On Assignment EPS
Calabasas, Calf.—June 5, 2015—On Assignment, Inc. (NYSE: ASGN), a leading global provider of diversified professional staffing solutions, today announced the completion of its acquisition of privately-held Creative Circle, LLC for $570 million, and up to an additional $30 million based on operating performance during 2015.

“With the addition of Creative Circle, On Assignment will be able to provide a broader range of staffing services to our clients as their business models and marketing demands focus on digital solutions,” said Peter T. Dameris, On Assignment’s President and Chief Executive Officer. “Consumers’ rapidly growing demand for real-time information and services requires an increase in highly-skilled, talented professionals to support this digital platform. The need for technical and creative services creates a great opportunity for us to align Creative Circle with our On Assignment divisions that specialize in IT to expand our service offering.”
Under the terms of the purchase agreement, On Assignment acquired all of Creative Circle’s equity for consideration of $570 million, plus additional consideration of up to $30 million if certain performance targets for 2015 are achieved. The consideration at closing was comprised of $540 million in cash and $30 million of equity (794,700 shares of the Company’s common stock). The acquisition is immediately accretive before any synergy savings to On Assignment’s GAAP earnings per share and adjusted earnings per share.
In connection with the acquisition, On Assignment entered into a new $975 million credit facility. Proceeds from the new facility were used to fund the cash portion of the purchase consideration and repay borrowings under the existing credit facility. At closing, approximately $875 million will be outstanding under the facility. The new credit facility is comprised of an $825 million seven-year term B loan, which bears interest at LIBOR (floor of 75 basis points) plus 3.0 percent and a $150 million five-year revolving credit facility, which bears interest at LIBOR plus 2.5 percent. The term B loan was issued with an original issue discount of 50 basis points. Wells Fargo Bank, National Association served as the administrative agent for the credit facility.
In connection with the closing, On Assignment also granted restricted stock unit awards to 55 Creative Circle employees covering an aggregate of 143,070 On Assignment shares. Of these, two executives were granted awards that will vest, subject to continued service, (a) as to 40% of the award over three years based on the achievement of performance targets for each of the three years following the closing, and (b) as to 60% of the awards in three equal installments on the first anniversary of the closing date and upon January 1 of 2017 and 2018 if a 2015 performance target is achieved. The awards granted to the other Creative Circle employees will vest, subject to the employee’s continued service, (a) as to 40% of the award over four years with 25% of each award vesting on the first anniversary of the closing and the remaining 75% vesting in 12 substantially equal quarterly installments thereafter, and (b) as to 60% of the award initially vesting in 12 substantially equal quarterly installments beginning on April 1, 2016 and on each quarterly anniversary thereafter if a 2015 performance target is achieved. The restricted stock unit awards were granted to the Creative Circle employees as employment inducement awards pursuant to New York Stock Exchange rules.
Creative Circle will become a division of On Assignment and continue to operate under the Creative Circle brand name. The current leadership team will continue to oversee the day-to-day operations of the business.
Dameris added, “We look forward to working with the talented team at Creative Circle to best serve our respective clients with a complete digital staffing solution. Additionally, with Creative Circle joining the On Assignment family of companies we move closer to achieving our $3 billion target in annual revenues by 2018.”

About Creative Circle
Founded in 2002, Creative Circle is one of the largest creative staffing agencies in North America, providing digital, marketing, advertising, and creative talent to a wide range of companies. Creative Circle has developed a business model that enables it to attract and place high-level talent on demand. The collaborative, team-based approach between account executives and recruiters includes a diligent screening process of all candidates to ensure the right fit for each and every placement.
About On Assignment
On Assignment, Inc. is a leading global provider of in-demand, skilled professionals in the growing technology, life sciences, and creative sectors, where quality people are the key to success. The Company goes beyond matching resumes with job descriptions to match people they know into positions they understand for temporary, contract-to-hire, and direct hire assignments. Clients recognize On Assignment for its quality candidates, quick response, and successful assignments. Professionals think of On Assignment as career-building partners with the depth and breadth of experience to help them reach their goals.
On Assignment, which is based in Calabasas, California, was founded in 1985 and went public in 1992. The Company has a network of branch offices throughout the United States, Canada, United Kingdom, and Europe. To learn more, visit http://www.onassignment.com.
Safe Harbor
Certain statements made in this news release are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and involve a high degree of risk and uncertainty. Forward-looking statements include statements regarding the Company's anticipated financial and operating performance in 2015, and other statements regarding the expected performance of On Assignment and of the combined company. All statements in this release, other than those setting forth strictly historical information, are forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results might differ materially. In particular, the Company makes no assurances that the estimates of revenues or earnings per share set forth above will be achieved. Factors that could cause or contribute to such differences include actual demand for our services, our ability to attract, train and retain qualified staffing consultants, our ability to remain competitive in obtaining and retaining clients, the availability of qualified temporary professionals, management of our growth, continued performance of our enterprise-wide information systems, our ability to manage our potential or actual litigation matters, the successful integration of our recently acquired subsidiaries, the successful implementation of our five-year strategic plan, and other risks detailed from time to time in our reports filed with the Securities and Exchange Commission (“SEC”), including our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC on March 2, 2015 and our Form 10-Q for the three months ended March 31, 2015, as filed with the SEC on May 8, 2015. We specifically disclaim any intention or duty to update any forward-looking statements contained in this news release.

Contact:
Media Inquiries:
Muirfield Partners
Mickey Mandelbaum
Maya Pogoda
(310) 785-0810
or
Investor Inquiries:
On Assignment, Inc.
Ed Pierce
Chief Financial Officer
(818) 878-7900